UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2015 (March 30, 2015)

American Realty Capital Global Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55202	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2015, American Realty Capital Global Trust, Inc. (the “Company”) entered into an indemnification agreement (the “Indemnification Agreement”) with P. Sue Perrotty in connection with the appointment of Ms. Perrotty as a director of the Company on March 3, 2015.

The Indemnification Agreement is substantially similar in form to the indemnification agreement entered into by the Company with its other directors and officers and provides that the Company will indemnify Ms. Perrotty to the fullest extent permitted by Maryland law and the Company’s charter and subject to the limitations set forth in the Indemnification Agreement, from and against all judgments, penalties, fines and amounts paid in settlement and expenses reasonably incurred by Ms. Perrotty that may result or arise in connection with Ms. Perrotty serving in her capacity as a present or former director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that Ms. Perrotty is or was serving in such capacity at the request of the Company. The Indemnification Agreement further provides that, subject to the limitations set forth in the Indemnification Agreement, the Company will, without requiring a preliminary determination of Ms. Perrotty’s ultimate entitlement of indemnification under the Indemnification Agreement, advance all reasonable expenses to Ms. Perrotty incurred by or on behalf of Ms. Perrotty in connection with any proceeding Ms. Perrotty is or is threatened to be made a party to.

The Indemnification Agreement provides that Ms. Perrotty is entitled to indemnification unless it is established by clear and convincing evidence that (a) the act or omission of Ms. Perrotty was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) Ms. Perrotty actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, Ms. Perrotty had reasonable cause to believe that her conduct was unlawful. The Indemnification Agreement further limits Ms. Perrotty’s entitlement to indemnification in cases where (a) Ms. Perrotty’s gross negligence or willful misconduct caused loss or liability to the Company, (b) loss or liability arose from an alleged violation of federal or state securities laws unless certain conditions were met, (c) the proceeding was one by or in the right of the Company and Ms. Perrotty was adjudged to be liable to the Company, (d) Ms. Perrotty was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to Ms. Perrotty or (e) the proceeding was brought by Ms. Perrotty, except in certain circumstances.

The Indemnification Agreement also provides that, except for a proceeding brought by Ms. Perrotty, the Company has the right to defend Ms. Perrotty in any proceeding which may give rise to indemnification under the Indemnification Agreement. The Indemnification Agreement grants Ms. Perrotty the right to separate counsel in certain proceedings involving separate defenses, counterclaims or other conflicts of interest and in proceedings in which the Company fails to assume the defense of Ms. Perrotty in a timely manner. The Indemnification Agreement further provides that the Company will use its reasonable best efforts to acquire directors and officers liability insurance covering Ms. Perrotty or any claim made against Ms. Perrotty by reason of her service to the Company.

The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the Indemnification Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

Date: April 2, 2015	By:	/s/ Scott J. Bowman
		Name:	Scott J. Bowman
		Title:	Chief Executive Officer